Exhibit 10.9

LEASE

THIS LEASE is made as of December 19, 2014, between Terex USA, LLC, a Delaware limited liability company (“Landlord”), whose address is 200 Nyala Farm Road, Westport, Connecticut and A.S.V., Inc., a Minnesota Corporation (“Tenant”), whose address is 840 Lily Lane, Grand Rapids, Michigan 55744.

Section 1. LEASED PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, on the terms and conditions set forth in this Lease, the following property (the “Leased Premises”): (i) the real property (the “Land”) located at 4101 River Road, Grand Rapids, Minnesota, 55744, (ii) the buildings thereon and all related fixtures and appurtenances (the “Buildings”), (iii) all other improvements now or in the future located on the Land, and (iv) all other rights and easements appurtenant to the Land, the Buildings, and other improvements. The Leased Premises are leased to Tenant in their present condition “AS IS,” as of the date of this Lease.

Section 2. TERM.

2.1 The term of this Lease shall be twenty (20) years commencing on December 19, 2014 and ending on December 19, 2034 (the “Primary Term”).

2.2 Tenant shall have the option to renew this Lease for two consecutive renewal terms of twenty (20) years each (the “Renewal Terms”), upon the same terms and conditions that apply during the Primary Term, except for the amount of rental, which shall be as set forth in Section 3 below. Tenant shall exercise a renewal option, if at all, by giving Landlord written notice at least ninety (90) days before the expiration of the Primary Term or the then current Renewal Term (whichever is applicable). No exercise of a renewal option shall be effective if Tenant is in default under this Lease at the time of exercise. The phrases “term of this Lease,” “Lease term,” or any other similar phrases used in this Lease, shall be deemed to include, where appropriate, the Primary Term and any exercised Renewal Terms.

Section 3. RENT.

3.1 During the first year of the Term of this Lease, Tenant shall pay Landlord as rent for the Leased Premises the sum of $12,000.00 per year, payable in equal monthly installments of $1,000.00. Thereafter, rent shall increase 2% each year.

3.2 Rent shall be paid in advance on the first day of each month during the term of this Lease, without demand or deduction, to Landlord at its notice address as set forth in Section 17 or at such other place as Landlord may designate by written notice to Tenant.

3.3 If Tenant fails to pay any installment of rent when due, or other charges payable under this Lease when due, Tenant shall pay Landlord a late charge equal to five percent (5%) of the amount due as a late charge to cover Landlord’s administrative expenses and not as a penalty.

In addition, Tenant shall pay interest on the unpaid amounts, from the 11th day after the due date until paid by Tenant, at the rate of twelve percent (12%) per annum or, if less, the maximum rate permitted by law.

Section 4. UTILITIES. During the term of the Lease, Tenant shall obtain and pay for all sewer, water, electric, heat, trash removal and other utility services furnished to or consumed on the Leased Premises.

Section 5. INSURANCE.

5.1 During the Lease term, Tenant shall procure and maintain commercial general liability insurance for the Leased Premises with policy limits of not less than a combined single limit of $3 million per occurrence and $5 million in the aggregate. Tenant shall name Landlord and any mortgagee as additional insureds under this policy.

5.2 During the lease term, Tenant shall keep the Buildings insured against loss by fire and all of the risks and perils usually covered by a “special form” policy of commercial property insurance upon property comparable to the Leased Premises, in an amount equal to not less than its full replacement cost, and with deductible amounts approved by Landlord. Landlord shall be the insured party under this policy, with Tenant and the holder of any mortgage on the Leased Premises as additional insureds as their interests may appear.

5.3 The policies required by Sections 5.1 and 5.2 shall contain an agreement by the insurer that it will not cancel the policy except after thirty days’ prior written notice to Landlord and Tenant and that any loss otherwise payable under the policy shall be payable notwithstanding any act or negligence of Landlord or Tenant that might, absent such agreement, result in a forfeiture of all or a part of the insurance payment.

5.4 At the commencement of the term of this Lease, Tenant shall deliver to Landlord certificates of the insurance required to be maintained under this Section. Tenant shall also deliver to Landlord at least 10 days prior to the expiration date of any such policy (or of any renewal policy), certificates for the renewal policy of this insurance.

Section 6. WAIVER OF LIABILITY AND SUBROGATION. Neither Landlord nor Tenant shall be liable for any damage to property of the other found or located within the Leased Premises or for any damage to the Leased Premises or the Building or other improvements caused by fire or other peril usually covered by a policy of insurance of the type described in Section 5.2, and each party releases the other from all liability for damage from those causes, including any subrogation claims of any insurer. This provision shall apply regardless of the negligence of either party and shall not be limited by the amount of insurance coverage. This Section 6 shall override any inconsistent provisions of this Lease. Each party shall be obtain any special endorsements required by its insurer to allow this waiver, but the waiver shall apply regardless of whether the party obtains the endorsements. This waiver shall not apply to willful misconduct or intentional acts if the resulting damage is not covered by the required insurance.

Section 7. INDEMNIFICATION. Except to the extent liability is waived under Section 6, Tenant shall indemnify, defend and hold Landlord harmless against any and all claims, liabilities, damages or losses resulting from injury or death of any person or damage to property occurring on or about the Leased Premises or in any manner in conjunction with the use and occupancy of the Leased Premises in whole or in part, except to the extent the death, injury or damage was sustained as a result of any tortious or negligent act of Landlord, Landlord’s agents or employees. Tenant’s indemnities under this Section shall survive the expiration or termination of this Lease.

Section 8. MAINTENANCE. During the term of this Lease, Tenant, at its sole expense, shall maintain the Leased Premises, and all portions thereof, in good condition and repair, and shall make all repairs, replacements and renewals, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary, interior or exterior, necessary to put or maintain the Leased Premises in that state of repair and condition. Tenant’s obligations include, but are not limited to, keeping the sidewalks, parking areas and drives on or about the Leased Premises paved and striped and in a clean, sightly, and sanitary condition, free of ice and snow; and keeping all lawns mowed, shrubbery trimmed and yards free of excessive weed growth so that the lawns and yards shall at all times be maintained in a neat and presentable condition.

Section 9. ALTERATIONS; LIENS.

9.1 Tenant shall make no modifications, alterations or improvements to the Leased Premises without Landlord’s prior written approval. Any approved modifications, alterations or improvements shall be made in a good and workmanlike manner and shall not weaken the structure of the Buildings or materially lessen its value. All modifications, alterations and improvements shall become and remain the property of Landlord. Tenant may, without Landlord’s consent, install temporary partitions, shelves, bins, equipment, trade fixtures, telecommunications wires, cabling and other personal property in the Buildings. Those items shall remain Tenant’s property and, unless otherwise agreed by Landlord, shall be removed by Tenant prior to the expiration or earlier termination of this Lease. Tenant shall repair any damage to the Leased Premises caused by that removal.

9.2 Tenant shall not create or permit to be created or to remain, and will promptly discharge, at its sole expense, any lien, encumbrance or charge upon the Leased Premises or upon Tenant’s leasehold interest, or of any person claiming under or through Tenant, arising out of the use or occupancy of the Leased Premises or by reason of any labor or materials furnished or claimed to have been furnished to Tenant or by reason of any construction, addition, alteration or repair of any part of the Leased Premises by Tenant.

Section 10. DAMAGE AND DESTRUCTION.

10.1 If, during the term of this Lease, the Leased Premises are damaged by fire or other casualty so as to be rendered untenantable either in whole or in substantial part, and (a) the loss or damage occurs during the last two (2) years of the term or (b) the Leased Premises cannot reasonably be restored to substantially their former condition within 270 days following the fire or other casualty, then either Landlord or Tenant may terminate this Lease effective the date of the casualty by giving notice to the other within 30 days following the casualty. If, during the term of this Lease, the Leased Premises are damaged by fire or other casualty, and (a) the insurance proceeds are insufficient to cover the costs of repair or restoration, or (b) the holder of any mortgage on the Leased Premises elects to apply the insurance proceeds against the indebtedness secured by the mortgage, then Landlord may terminate this Lease effective the date of the casualty by giving notice to the Tenant within 60 days following the casualty. If so terminated, all rent shall cease as of the date of such damage and any prepaid rent shall be refunded.

10.2 If the Leased Premises are damaged in whole or in part by fire or other casualty and this Lease is not terminated pursuant to Section 10.1, then Tenant at its expense shall restore the Leased Premises to a kind and quality substantially similar to that which existed immediately prior to the damage or destruction. Restoration shall be commenced within a reasonable time and, subject to matters beyond Tenant’s reasonable control, shall be completed without delay

Section 11. CONDEMNATION, LOSS OF ACCESS. If (i) all or part of the Leased Premises shall be taken or condemned by a competent authority for a public or quasi-public use or purpose or if there is a negotiated purchase by such authority under threat of a taking (collectively, a “taking”), and if the loss of the part so taken substantially interferes with the use of the Leased Premises by Tenant, or (ii) due to any such taking, access to the Leased Premises by motor vehicles as operated by Tenant, its contractors, and its customers in the course of Tenant’s business as previously conducted, is substantially impaired or terminated, then Tenant shall have the right, exercisable by notice to Landlord, to terminate this Lease, effective on the date of the taking. If part of the Leased Premises or the access to the same is taken without substantially interfering with the use of the Leased Premises by Tenant, this Lease shall not terminate. In that event, Landlord shall promptly restore any damage to the Leased Premises caused by the taking in a manner reasonably suitable to Tenant, and if the size of the Building or Tenant’s use of the Leased Premises has been diminished, the rent for the Leased Premises shall be equitably reduced commencing on the date when possession of the part taken is surrendered by Tenant. In the event of any taking, Landlord shall be entitled to the entire condemnation award, regardless of whether this Lease is terminated in accordance with this Section 11, except that Tenant shall be entitled to any separate award allocated by the condemning authority to Tenant’s trade fixtures, personalty and moving expenses. If this Lease is terminated pursuant to this Section 11, Landlord shall refund to Tenant any rent prepaid beyond the effective date of termination.

Section 12. DEFAULT.

12.1 If any of the following events (“defaults”) shall occur: (i) Tenant fails to pay the rent or any other sums payable by Tenant under this Lease, and the failure continues for a period of five (5) days after written notice from Landlord, (ii) Tenant fails to perform any other obligations under this Lease and the failure continues for 30 days after written notice from Landlord, or for an aggregate of 60 days if 30 days is not sufficient time to repair, remedy or correct the obligation breached, (iii) Tenant abandons the Leased Premises, or (iv) Tenant becomes bankrupt or insolvent or files or has filed against it a petition in bankruptcy or for reorganization or arrangement or other relief under the National Bankruptcy Act or makes an assignment for the benefit of creditors, then Landlord may terminate this Lease or may terminate Tenant’s right to possession but keep this Lease in effect. In either case, Landlord shall have the right to re-enter the Leased Premises. Tenant’s obligation to pay the rent shall survive any termination of this Lease due to Tenant’s default. If Landlord at any time terminates this Lease for any default, then, in addition to any other remedy it may have, it may recover from Tenant all damages it may incur by reason of the default, including the cost of recovering and reletting the Leased Premises and the value at the time of termination of the excess, if any, of the amount of rent and charges reserved in this Lease for the remainder of the term over the then reasonable rental value of the Leased Premises for the remainder of the stated term, both figures being discounted to present value. Alternatively, Landlord may elect to keep this Lease in effect and recover monthly from Tenant an amount equal to the rent and other charges due less the amount, if any, of any rentals which Landlord may receive by reletting the Leased Premises; however, nothing contained in this Section shall be deemed to impose upon Landlord any duty to relet the Leased Premises beyond the duties, if any, imposed by law. Whether or not Landlord elects to terminate this Lease, Landlord’s damages shall include the costs of reletting, including brokerage commissions, repairs, and alterations necessary to prepare the Leased Premises for the new tenancy; however, with respect to capital improvements, the costs shall be amortized with interest over the term of the new tenancy and Tenant’s liability shall be limited to the portion that relates to the remaining term of this Lease.

12.2 If Tenant shall fail to make any payment or perform any act required to be made or performed under this Lease, Landlord, without waiving or releasing any obligation or default, may (but shall be under no obligation to), at any time, and upon reasonable notice to Tenant, make the payment or perform the act for the account and at the expense of Tenant, and may enter upon the Leased Premises for that purpose and take all actions as may be necessary to correct Tenant’s breach. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) so incurred, together with interest at the rate of 12% per annum (in excess of the prime rate of interest as announced from time to time by the Wall Street Journal) from the date of payment, shall constitute additional rent and shall be paid by Tenant to Landlord on demand.

12.3 Landlord shall not be deemed in default under this Lease, nor shall Tenant be entitled to claim a constructive eviction, unless Landlord fails to fulfill any of its obligations after 30 days notice from Tenant specifying the failure; or, if the failure is of such a nature that it cannot reasonably be cured within the 30 day period, Landlord fails to cure the same within a reasonable time.

12.4 Landlord and Tenant each waives trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Leased Premises and/or any claim of injury or damage.

Section 13. USE OF PREMISES. The Leased Premises shall be used solely for the testing of Tenant’s equipment consistent with Tenant’s use of the Premises prior to the Lease commencement date (the “Permitted Use” ) and shall not be used for any other purpose without Landlord’s prior written consent. Tenant shall not conduct any extra-hazardous use of the Leased Premises, or create any public or private nuisance, and in connection with its use, Tenant shall comply with applicable insurance requirements.

Section 14. COMPLIANCE WITH LAWS. During the Lease term, Tenant, at its expense, shall comply with all present and future laws and regulations applicable to its use and occupancy of the Leased Premises, and shall make any repairs, modifications or additions to the Leased Premises as may be required by any such laws or regulations. Tenant agrees to hold Landlord harmless from any cost, expense or liability that may be imposed or assessed against Landlord in connection with Tenant’s noncompliance with any such law or regulation.

Section 15. ASSIGNMENT AND SUBLETTING. Tenant may not assign this Lease in whole or in part or sublet all or any part of the Leased Premises unless Landlord has given its prior written consent. For purposes of this Lease, any transfer of beneficial interests in Tenant (or combination of transfers) that effect a change of control of Tenant shall be deemed an assignment of this Lease. Landlord’s consent shall not be unreasonably withheld. No assignment or subletting shall relieve Tenant from liability for performance of its obligations under this Lease.

Section 16. SURRENDER. Upon the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Leased Premises in good condition and repair. Any damage caused by the removal of Tenant’s trade fixtures and personalty shall be repaired by Tenant at its expense.

Section 17. NOTICES. All notices to be given to either party shall be deemed given if made in writing and deposited in the United States mail, postage prepaid, return receipt requested, or deposited with a nationally recognized overnight courier service, and addressed to the parties at the following addresses:

Landlord’s Address: 200 Nyala Farm Road, Westport, CT 06880

Tenant’s Address: 840 Lily Lane, Grand Rapids, Michigan 55744.

Either party may change its notice address by giving notice of the change to the other.

Section 18. SUBORDINATION TO MORTGAGES. This Lease and all of Tenant’s rights under this Lease are subject and subordinate to all mortgages placed on or affecting the Leased Premises and all renewals, modifications, consolidations, replacements, substitutions, additions and extensions of any of those mortgages and any other mortgage now or in the future affecting the Leased Premises or any interest in the Leased Premises (collectively “Mortgages”). In confirmation of this subordination, Tenant shall promptly execute and deliver any subordination agreement that Landlord may request. In the event any proceedings are brought for the foreclosure of any Mortgage, Tenant shall, upon request, attorn to the purchaser or transferee upon foreclosure, and recognize the purchaser or transferee as the Landlord under this Lease to the same extent and effect as the original Landlord. Tenant agrees to execute and deliver upon the request of Landlord, or the purchaser or transferee, any instrument necessary or desirable to evidence this attornment. Tenant waives any right which it may have by law to terminate this Lease or to surrender possession of the Leased Premises by reason of any foreclosure proceeding.

Section 19. PERSONAL PROPERTY. All trade fixtures, furnishings, equipment and other personal property placed or maintained in the Leased Premises shall be at Tenant’s sole risk, and Landlord shall not be liable for any loss or damage to such property from any cause whatsoever.

Section 20. SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 15, this Lease shall bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of Landlord and Tenant.

Section 21. QUIET ENJOYMENT. Landlord covenants that if Tenant pays the rent and performs all of its obligations under this Lease, Tenant shall peaceably and quietly enjoy and possess the Leased Premises throughout the term from parties claiming by, through or under Landlord, subject only to the conditions set forth in this Lease.

Section 22. HOLDING OVER. Any holding over beyond the expiration of the term of this Lease shall be construed to be a tenancy from month to month at 125% of the monthly rental rate that was paid during the last month of the Lease term, and shall otherwise be on the same terms and conditions as provided in this Lease.

Section 23. SIGNS. Any and all signs placed on the Leased Premises by Tenant shall be maintained in compliance with all applicable governmental laws and regulations, and Tenant shall be responsible to Landlord for any damage caused by installation, use or maintenance of its signs. At the expiration or earlier termination of this Lease, Tenant shall remove any of its signs and shall repair any damages incidental to this removal.

Section 24. BROKERS. Landlord and Tenant agree that no brokerage commissions or similar compensation is due in connection with this transaction. Except as provided in the preceding sentence, each party agrees to indemnify the other against all claims for brokerage commissions or other compensation for services rendered at its instance in connection with this transaction.

Section 25. LIABILITY OF LANDLORD. If Landlord fails to perform any of its obligations under this Lease, and, as a consequence of this default, Tenant recovers a money judgment against Landlord, that judgment may be satisfied only out of the proceeds of sale received upon execution of the judgment against the right, title and interest of Landlord in the Leased Premises, and neither Landlord nor any of the partners, shareholders, officers, directors or employees of Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy its execution against any property of Landlord other than its interest in the Leased Premises. In the event of the sale or other transfer of Landlord’s interest in the Leased Premises, Landlord shall be released from all liability and obligations subsequently arising under this Lease.

Section 26. NONWAIVER. No waiver of any condition or covenant of this Lease by either party shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Lease shall be construed to be a waiver on the part of Landlord of any right or remedy in law or otherwise.

Section 27. RIGHT OF ENTRY. Landlord shall have the right to enter the Leased Premises during normal business hours to examine its condition (including, without limitation, environmental conditions), to make any repairs Landlord deems necessary for the safety, preservation or improvement of the Leased Premises, or to show the Leased Premises to persons interested in purchasing or leasing the same. Each entry by Landlord in accordance with this Section 27 shall be made during normal business hours and in such a manner as will not unreasonably interfere with Tenant’s use of the Leased Premises.

Section 28. ENVIRONMENTAL MATTERS.

28.1 Tenant and Tenant’s agents, contractors, employees or invitees (collectively, “Tenant’s representatives” ) shall not store or use Hazardous Materials at or on the Leased Premises, except for materials incidental to the Permitted Use, provided such use shall at all times be in compliance with Environmental Laws. Tenant shall be solely responsible for the operation and maintenance of the Leased Premises in compliance with Environmental Laws, which compliance shall include, but not be limited to, the possession by Tenant of all permits, licenses, and approvals required under Environmental Laws for Tenant’s possession and use of the Leased Premises. Tenant shall provide prompt notice to Landlord whenever Tenant has knowledge that the Leased Premises are in violation or alleged violation of Environmental Laws or a Release of Hazardous Materials has occurred at the Leased Premises.

28.2 In the event that any investigation, corrective action or remediation (collectively, “Corrective Action” ) is necessary under this Lease or Environmental Laws because of, or in connection with, Tenant’s violation of any Environmental Law or the Release of a Hazardous Material for which Tenant is responsible hereunder, Tenant shall promptly commence and diligently pursue to completion such Corrective Action.

28.3 Within ninety (90) days after the Lease commencement date, Landlord may in its sole discretion, at its cost and expense, retain a qualified environmental consultant (acceptable to Tenant in Tenant’s reasonable discretion) to assess the environmental condition of the Leased Premises. If such assessment is conducted, Landlord shall promptly deliver a copy of the environmental consultant’s assessment report (the “Baseline Report” ) to Tenant. Prior to or within thirty (30) days after the earlier of (i) Tenant’s surrender of the Leased Premises to Landlord or (ii) the expiration of the Term, Landlord may in its sole discretion, at its cost and expense, retain a qualified environmental consultant (acceptable to Tenant in Tenant’s reasonable discretion) to assess the environmental condition of the Leased Premises. If such assessment is conducted, Landlord shall promptly deliver a copy of the environmental consultant’s assessment report (the “Final Report” ) to Tenant. Tenant shall promptly commence and diligently pursue to completion Corrective Actions to address conditions identified in the Final Report for which Tenant is responsible hereunder. Corrective Actions for conditions at the Leased Premises identified in the Final Report but not the Baseline Report shall be presumed to be Tenant’s responsibility.

28.4 Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees, agents, and representatives against any claims, liabilities, damages, losses or expenses, including reasonable attorneys’ fees, resulting from (i) the Release of Hazardous Materials on or from the Leased Premises or violations of applicable Environmental Laws occurring during the term of this Lease or (ii) any breach by Tenant of any representation, warranty, covenant, or obligation in this Section 28. Tenant’s indemnities under this Section 28 shall survive the expiration or termination of this Lease.

28.5 Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees, agents, and representatives (“Tenant Parties” ) against any claims, liabilities, damages, losses or expenses, including reasonable attorneys’ fees, resulting from the Release of Hazardous Materials on or from the Leased Premises occurring prior to the term of this Lease. Landlord’s indemnities under this Section 28 shall survive the expiration or termination of this Lease. Tenant Parties shall not be entitled to indemnification under this Section 28 to the extent any Tenant Party’s claims, liabilities, damages, losses or expenses arise out of any environmental testing of the Leased Premises by or on behalf of Tenant Parties unless such testing is required by applicable Environmental Laws or is necessary because of an imminent danger to human health or the environment.

28.6 “Hazardous Materials” shall mean any pollutant, hazardous or toxic substance, material or waste, which is or becomes regulated by any governmental authorities, including, without limitation (i) petroleum and its byproducts; (ii) asbestos; (iii) polychlorinated biphenyls; or (iv) any substance designated as a hazardous or toxic waste or substance (or words of similar import) pursuant to Environmental Laws. “Environmental Laws” shall mean all common law and state, local or federal laws, rules, regulations and orders pertaining to pollution or the protection of human health, natural resources or the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws, as the same may be amended or supplemented from time to time. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

Section 29. MEMORANDUM OF LEASE. Upon request of either party, the parties shall execute a memorandum of this Lease in recordable form in accordance with applicable laws.

Section 30. PARTIAL INVALIDITY. If any provision of this Lease or its application to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of that provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 31. ESTOPPEL CERTIFICATE. When needed by Landlord in connection with the sale or financing of the Leased Premises, Tenant shall, within 10 days after request by Landlord, execute an estoppel certificate to evidence (a) the existence or nonexistence of any default under this Lease by Landlord or Tenant or of any amendments to this Lease or prepayments of rentals and (b) such other facts with respect to this Lease as Landlord may reasonably require.

Section 32. ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and cannot be amended unless the amendment is in writing and executed by the party against whom the enforcement of the amendment is sought.

SIGNED as of the day and year first above written.

Terex USA, LLC - LANDLORD:

/s/ ERIC I COHEN

Name:	ERIC I COHEN

Title:	Senior Vice President

A.S.V., Inc. - TENANT:

/s/ ERIC I COHEN

Name:	ERIC I COHEN

Title:	Vice President

Signature Page to Coles Lease